Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between Bazi, Inc. (the “Company”) and Debbie K. Wildrick (“Employee”), and is executed on December 14, 2010 (the “Executed Date”) to be effective on January 1, 2011 (the “Effective Date”) in connection with and consideration of employment of Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged..

1. Services to be Rendered by Employee.  The Company hereby employs, engages and hires Employee in the capacity of Executive Vice President of Sales and Marketing, and Employee hereby accepts and agrees to such hiring, engagement and employment.  Employee agrees to perform any and all duties and to assume any and all responsibilities that may be assigned from time to time by the Company or its authorized agents.  Employee will devote her full-time, energy and skill to the performance of these duties and for the benefit of the Company.  Employee shall also exercise due diligence and care in the performance of all duties performed for the Company under this Agreement.

2. Term; Termination.

A. Term.  Subject to the terms and conditions of this Agreement, the Company will employ Employee, and Employee will serve the Company, for one years from the effective date of this Agreement.  Upon the expiration of the initial term, this Agreement will automatically renew for successive periods of one year each, unless the Company provides written notice to Employee of its intention not to renew the Agreement at least 90 days prior to the expiration of the then-current term in accordance with Section 2(B)(ii) below.

B. Termination by the Company.  Employee’s employment may be terminated by the Company during the term of this Agreement only as follows:

i. At any time without cause upon 90 days prior written notice to Employee;

ii. In connection with the expiration of the then-current term of this Agreement with written notice to Employee at least 90 days prior to such expiration date; and

iii. At any time without prior written notice to Employee for “Cause”. Termination for Cause shall be defined as any of the following from and after the Effective Date:

                (a) Any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company or that continues after written notice;

                (b) Willful failure to perform or gross negligence in connection with the performance of Employee’s duties;

                (c) The engaging by Employee in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets);

                (d) Conviction of or entry of a plea of nolo contendere to a felony;

                (e) A material breach of this Agreement, including by engaging in action in violation of the restrictive covenants in this Agreement;

                (f) Any other conduct or activity that the Chief Executive Officer determines in good faith jeopardizes the proper conduct of the Company’s operations if such conduct or activity continues to occur after written notice; or

                (g) Death or inability to perform substantially all of the duties of the position due to illness or disability, if such inability lasts longer than ninety (90) days and cannot be alleviated by reasonable accommodation.

           No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that her action or omission was in the best interest of the Company.

C. Termination by Employee.  Employee may terminate her employment by the Company at any time by giving notice thereof to the Company.

D. Effect of Termination.

i.           Termination Payment.  If Employee’s employment by the Company is terminated by Employee or by the Company, all compensation under Section 3 of this Agreement that has accrued in favor of Employee as of the date of such termination, to the extent unpaid or undelivered, will be paid or delivered to Employee on the effective date of termination.  If Employee’s employment is terminated pursuant to Section 2(B)(i) of this Agreement, the Company will continue to pay to Employee her annual salary (at the rate in effect at the time of termination of her employment) as and when the same would otherwise be due in accordance with this Agreement for three (3) months from the effective date of such termination (the “Termination Payment”), less any applicable withholding, in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Company (as set forth in a valid release of the Company and its agents and affiliates signed by the Employee).

ii.           Termination of Obligations of Company.  Upon termination of Employee’s employment pursuant to Section 2(B) or Section 2(C), and payment of the Termination Payment set forth in Section 2(D)(i), if applicable, the Company's obligations under this Agreement will terminate.

iii.           No Termination Payment.  Employee shall not be entitled to the Termination Payment in the event that the Company terminates Employee’s employment in connection with the expiration of the then-current term of this Agreement pursuant to Section 2(B)(ii) above or for Cause pursuant to Section 2(B)(iii) above, or if the Employee terminates the employment pursuant to Section 2(C) above.

iv.           Effect of Termination on Vesting of Stock Options.  In the event that Employee’s employment is terminated by the Company pursuant to Section 2(B)(i) above, all unvested options owned by Employee to purchase common stock of Bazi International, Inc. shall vest as of the effective date of such termination.  In the event that Employee’s employment is terminated by the Company in connection with the expiration of the then-current term of this Agreement pursuant to Section 2(B)(ii) above, Employee may exercise vested options in accordance with the terms of the Bazi International, Inc. 2003 Stock Incentive Plan (the “Plan”).  In the event that Employee’s employment is terminated for Cause pursuant to Section 2(B)(iii) above, Employee will forfeit all unvested options.  Employee may exercise vested options in accordance with the terms of the Plan.

3. Compensation; Benefits.

A. Base Salary.  During the term of this Agreement, the Company will pay to Employee base salary (“Base Salary”) at the initial rate of $175,000 (One Hundred Seventy Five Thousand and No/100 dollars) per annum.

B. Stock Options.

i. Base Options.  The Company will grant to Employee options to purchase 275,000 (Two Hundred and Seventy Five Thousand) shares of the common stock of Bazi International, Inc. in accordance with the Bazi International, Inc. 2003 Stock Incentive Plan at an exercise price equal to the fair market value of such stock at the time of the option grant.  Such grant shall be made on the Effective Date of this contract with an exercise price based on the closing price of the stock on the effective date.  The options will vest ratably over a four year period.

ii. Performance-Based Options.  The Company will also grant to Employee options to purchase 275,000 (Two Hundred and Seventy Five Thousand) shares of the common stock of Bazi International, Inc., in accordance with the Bazi International, Inc. 2003 Stock Incentive Plan at an exercise price equal to the fair market value of such stock at the time of the option grant, such grant shall be made on the Effective Date of this contract with an exercise price based on the closing price of the stock on the effective date.  The options will vest in four equal amounts on the achievement of the following quarterly revenue targets, as reported, of $2,000,000 (Two million), $4,000,000 (Four million), $6,000,000 (Six million) and $8,000,000 (Eight million).

C. Sales Incentive. The Company will establish a Sales Incentive program, commencing on January 1, 2011, whereby Employee will be eligible to earn a Sales Incentive in the amount of 35% of her Base Salary. Sales incentive is payable at achievement of 95% of financial goal, with the bonus calculated using the percentage of goal achieved with a floor of 95% and up to a maximum of 150%. For example, should the actual results be 120% of the goal amount, the Incentive would be 120% of 35% or 42% of Employee’s Base Salary ($73,500).  The goal for each year will be established by mutual agreement of the Employee and Company by January 31 of each plan year.

D. Moving Allowance. The Company will pay the Employee the amount of $15,000 (Ten Thousand Dollar) as a moving allowance, such amount will be paid in the month that the Employee relocates from her current residence in Florida to a permanent residence in Denver, Colorado.

E. Benefit Plans.  Employee will be entitled to participate in all formal retirement, insurance, hospitalization, disability and other employee benefit plans that are in existence or may be adopted by the Company or in which employees of the Company are eligible to participate, provided that Employee is eligible by the terms thereof and applicable law to participate therein.

F. General.  All payments under this Agreement will be subject to applicable withholding and similar taxes and will, if applicable, be prorated for the applicable period.  Employee’s Base Salary and other compensation will be paid to Employee in accordance with the Company’s regular policy.  The Compensation Committee will, in its sole discretion, periodically review Employee’s Base Salary and other compensation.

4. Protection of Trade Secrets and Confidential Information.

A. Definition of “Confidential Information.  “Confidential Information” means all nonpublic information concerning or arising from the Company’s business, including particularly but not by way of limitation trade secrets used, developed or acquired by the Company in connection with its business; information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationship with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems and/or prospective and executed contracts and other business arrangements.

B. Employee’s Use of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without the Company’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

C. Acknowledgments.  Employee acknowledges that during the term of his employment, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of the Company’s business.

D. Records Containing Confidential Information.  All documents or other records containing or reflecting Confidential Information (“Confidential Documents”) prepared by or provided to Employee are and shall remain the Company’s property.  Except with the Company’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not relating directly to Employee’s work on the Company’s behalf, or use, disclose or sell any Confidential Document to any party.  Upon the termination of Employee’s employment or upon the Company’s request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Chief Executive Officer of the Company.

E. Employee’s Former Employers’ Confidential Information.  Employee shall not, during Employee’s employment with the Company, improperly use or disclose to the Company any proprietary information or trade secrets belonging to any former employer or any third party as to whom Employee owes a duty of nondisclosure.

5. Non-Solicitation.  During the term of Employee’s employment and for a period of twelve (12) months after termination of Employee’s employment or the expiration of the then-current term of this Agreement, Employee shall not, without the Company’s prior written consent, directly or indirectly:

A. Cause or attempt to cause any employee, agent, distributor, endorser or contractor of the Company to terminate her or her employment, agency, distributor, endorser or contractor relationship with the Company; interfere or attempt to interfere with the relationship between the Company and any employee, agent, distributor, endorser or contractor of the Company or hire or attempt to hire any employee, agent, distributor, endorser or contractor of the Company; or

B. Solicit business from any customer or client served by the Company at any point during the term of Employee’s employment; or interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved at any point during the term of Employee’s employment.

6. Inventions.

A. Disclosure.  Upon the Company’s request, Employee shall promptly disclose to the Company, in a manner specified by the Company in its sole discretion, all ideas (including new products), processes, trademarks and service marks, inventions, discoveries and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during the term of Employee’s employment (whether or not conceived, developed or created during working hours) that directly or indirectly arises from or relates to: (i) the Company’s business; (ii) work performed for the Company by Employee or any other Company employee; (iii) the use of the Company’s property or time; or (iv) access to the Company’s Confidential Information and/or Confidential Documents.

B. Assignment.  Employee assigns to the Company, without further consideration, Employee’s entire right to any concept, idea or invention described in the preceding paragraph, which shall be the sole and exclusive property of the Company whether or not subject to patent, copyright, trademark or trade secret protection under applicable law.  Employee also acknowledges that all original works of authorship that are made by Employee (solely or jointly with others), within the scope of Employee’s employment, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).  To the extent that any such works, by operation of law, cannot be “works made for hire,” Employee assigns to the Company all right, title and interest in and to such works and to any related copyrights.

C. Additional Instruments.  Employee shall promptly execute, acknowledge and deliver to the Company all additional instruments or documents deemed at any time by the Company in its sole discretion to be necessary to carry out the intentions of this paragraph.

7. Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed by the Company to Employee.

8. Remedies.  Employee acknowledges that upon a breach of any obligation under this Agreement, the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company.  Employee therefore agrees that upon such breach or threat of imminent breach of any obligation under this Agreement, the Company shall be entitled to, and Employee shall not oppose entry of, a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under Colorado law for any violation of any provision of this Agreement.

9. Miscellaneous.

A. Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Employee and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof.

B. Heirs and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives, shall inure to the benefit of the Company, its successors or assigns, and shall be freely assignable by the Company, but not by Employee.

C. Governing Law.  This Agreement and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

D. Severability.  If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information.

E. Disputes.  Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Employee’s employment with the Company, shall be tried only in the state or federal courts situated in Denver, Colorado.  The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.  The prevailing party in any action to enforce any provision of this Agreement shall recover all costs and attorneys’ fees incurred in connection with the action.

IN WITNESS WHEREOF, the undersigned has executed this Employment Agreement to be effective as of the date set forth below.

EXECUTED this 14 day of December, 2010.

EMPLOYEE:                                                                                     COMPANY:
                            BAZI, INC.

By:                      /s/ Deborah K Wildrick                                                                By:           /s/ Kevin Sherman
Name:                      Deborah K. Wildrick                                                                           Name:           Kevin Sherman
Title:                        Executive Vice President                                                                    Title:             Chief Executive Officer and
                      President